EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and Frank P. Filipps (the “Executive”) and shall be effective as of November 11, 2003 (the “Effective Date”).

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and the Executive desires to continue to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall terminate on November 10, 2004, unless sooner terminated by either party as hereinafter provided. In no event shall the expiration of this Agreement be deemed, in and of itself, a termination of the Executive’s employment for purposes of this Agreement, including a termination without Cause for purposes of Section 9.

(b) Duties. The Executive shall serve as the Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”) and the Lead Director of the Board. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities do not interfere or conflict with his obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the consent of the Board, in its sole discretion, on corporate boards (2) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions and (3) managing personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder; provided, however, that the Executive shall not invest in any business competitive with the Company, except that the Executive shall be permitted to own passively not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or on the NASDAQ system. Notwithstanding the foregoing, the Executive may request permission from the Board to acquire passive ownership of more than 5% of the stock of a company whose securities are listed on a national securities exchange or on the NASDAQ system, which such permission shall not be unreasonably withheld.

2. Base Salary and Bonus. As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary at the level in effect as of the Effective Date. This amount may be subject to annual adjustment at beginning of each Company fiscal year, as determined by the Board, in its sole discretion. The Executive’s base salary shall be paid in accordance with the Company’s existing payroll policies, and shall be subject to applicable withholding taxes. For the Company’s 2003 fiscal year, the Executive shall be eligible for an annual bonus to be determined in the sole discretion of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”). Beginning with the Company’s 2004 fiscal year, the Executive shall also be eligible for annual bonus payments if certain individual and corporate performance goals and targets, established by the Compensation Committee, in its sole discretion, are met. The performance goals and targets shall be determined by the Compensation Committee, in its sole discretion, at the beginning of each such fiscal year. At the end of each fiscal year, the Compensation Committee shall review actual performance against the applicable performance goals and targets and shall notify the Executive of the amount of his bonus award, if any. The Executive’s bonus shall be paid to him after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as other executives of the Company.

3. Equity Compensation. The Executive shall be entitled to participate in any short-term and long-term equity incentive programs established by the Company for its senior level executives generally, including the Company’s Equity Compensation Plan, at levels determined by the Compensation Committee, in its sole discretion.

4. Retirement and Welfare Benefits. The Executive shall be entitled to participate in the Company’s health, life insurance, long and short-term disability, dental, retirement, and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the effective date of this Agreement.

5. Vacation. The Executive shall be entitled to vacation, holiday and sick leave at levels commensurate with those provided to other senior executive officers of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

6. Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives. In addition, the Company agrees to pay all legal fees reasonably incurred by the Executive in connection with the negotiation of this Agreement.

7. Perquisites. The Executive shall be provided with such other executive perquisites as may be provided to other senior executive officers of the Company.

8. Indemnification. The Company agrees to indemnify the Executive against all claims arising out of actions or omissions during the Executive’s employment by the Company, to the same extent and on the same terms and conditions provided for in the Company’s bylaws or under the Delaware General Corporation Law, each as in effect on the Effective Date. The Company agrees it will continue to maintain officers’ and directors’ liability insurance to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

9. Termination Without Cause.

(a) The Company may terminate the Executive’s employment with the Company at any time without Cause (as defined in Section 13) from the position in which the Executive is employed hereunder upon not less than 15 days’ prior written notice to the Executive; provided, however, that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. On the date of termination specified in such notice, the Executive agrees to resign all positions, including as an officer, and Board memberships related to the Company and its subsidiaries and affiliates.

(b) Upon any termination described in Section 9(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company’s then current severance pay plan for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 9(b), if the Executive executes and does not revoke a written release upon any termination described in Section 9(a) above, in a form acceptable to the Company, but substantially in the form attached hereto as Exhibit A (but subject to any necessary adjustment reasonably determined by the Company to be necessary to comply with applicable law at the time of the Executive’s termination) (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit or any claims the Executive may have as a stockholder of the Company; provided that the Executive is not the moving, initiating or lead party), and any claims against the Executive for actions within the scope of his employment by the Company, the Executive shall be entitled to receive, in lieu of the payment described in Section 9(b) and any other payments due under any severance plan or program for employees or executives, the following:

(1) If the Executive’s employment is terminated during the Term, the Company shall pay to the Executive severance equal to the product of (A) and (B) where (A) is a fraction, the numerator of which is the 365 plus the number of days remaining in the Term as of the Executive’s termination date and the denominator of which is 366 and (B) is the sum of the Executive’s annual base salary (at the rate in effect at the time of the Executive’s termination) plus an amount equal to the average annual bonus payable (without regard to whether any deferral is elected by the Executive) to the Executive for the three years preceding the date of the Executive’s termination of employment. The severance amount shall be paid in equal monthly installments over a period equal to 12 months plus the number of whole months remaining in the Term as of the date of the Executive’s termination. The period during which the monthly installments described in the preceding sentence shall be called the “Severance Period.”

Payment of severance described above shall commence immediately after the end of the revocation period for the Release.

(2) Medical coverage for the Severance Period under Section 9(c)(l) above following the date of termination or until the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, at the level in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, alternatively, the Company may pay to the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended, shall run concurrently with the foregoing benefit period.

(3) Any other amounts earned, accrued and owing but not yet paid under Section 2 above.

(d) Notwithstanding any provision of this Agreement to the contrary, in the event the Executive’s employment is terminated without Cause, any such termination shall be treated as an election to retire, and actual retirement by the Executive, such that the Executive shall be fully vested in (1) all outstanding equity awards held by the Executive at the date of his termination of employment and (2) the benefit payable under the terms of the Company’s Supplemental Executive Retirement Plan (the “SERP”), regardless of whether the Executive signs and does not revoke the Release; provided that all outstanding equity awards held by the Executive at the date of his termination of employment shall remain subject to the terms of the applicable agreements and/or the plans pursuant to which they were granted and the benefit to which the Executive is entitled under the SERP shall be payable in accordance with the terms of the plan document, as in effect on the Executive’s termination date.

10. Voluntary Termination. The Executive may voluntarily terminate his employment for any reason upon 15 days’ prior written notice. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

11. Disability. If the Executive incurs a Disability (as defined below) during the Term, the Executive’s employment shall terminate on the date of Disability. If the Executive’s employment terminates on account of his Disability, the Executive shall be entitled to receive any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall have the same meaning as under the Company’s long-term disability plan.

12. Death. If the Executive dies while employed by the Company, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under the Company’s benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

13. Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined below) upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for salary to the extent already accrued. The Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. The Company hereby acknowledges that, as of the Effective Date, without independent investigation, it has no knowledge of any reason to terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” shall mean any of the following grounds for termination of the Executive’s employment:

(a) The Executive shall have been convicted of or pleads nolo contendere to a felony; or

(b) Gross negligence or willful misconduct in the performance of the Executive’s duties.

14. Change in Control. Upon the occurrence of a “change in control,” as defined in that certain change in control agreement between the Executive and the Company dated January 25, 1995 (the “CIC Agreement”), during the Term, the terms and conditions of the CIC Agreement will supersede and replace the terms and conditions of this Agreement.

15. Restrictive Covenants.

(a) Non-Competition. During the Term and for the 12-month period beginning on the date the Executive’s employment terminates, for any reason, other than in the case of the expiration of this Agreement at the end of the Term (the “Restriction Period”), the Executive hereby agrees that he will not, without the Company’s express written consent, engage (directly or indirectly) in any employment or business activity whose primary business involves or is related to (directly or indirectly) providing mortgage insurance or financial guaranty to financial institutions located throughout the United States of America and the World, or would otherwise conflict with the Executive’s employment by the Company (“Competing Employer”). Notwithstanding the foregoing, during the Restriction Period, the Executive may request permission from the Board to accept employment with a Competing Employer, which such permission shall not be unreasonably withheld.

(b) Non-Solicitation and Non-Hire of Company Personnel. During the Term and for the Restriction Period, the Executive hereby agrees that he will not either directly or through others, solicit, hire or attempt to solicit or hire any employee, consultant or independent contractor of the Company to change or terminate his or her relationship with the Company or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than twelve months shall have elapsed between the last day of such person’s employment or service with the Company and the first date of such solicitation or hiring or attempt to solicit or hire.

(c) Non-Solicitation of Customers. During the Term and for the Restriction Period, the Executive hereby agrees that he will not, either directly or through others, solicit,

divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Company for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by the Company during the Term.

(d) Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if it determines to resist the disclosure. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliated entities, any of its portfolio companies, investors, and partners, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Notwithstanding anything to the contrary herein, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(e) Return of Company Documents. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and other property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Company Inventions.

16. Restrictions on Unsolicited Acquisition Activities. In consideration of the benefits provided by the Company to the Executive under this Agreement, the Executive agrees that, during the Term and for the Restriction Period, without the prior written consent of the Board, the Executive shall not (directly or indirectly or through one or more intermediaries) (a) purchase, offer or agree to purchase, or announce an intention to purchase, directly or indirectly, any voting securities or assets of the Company in excess of 5% of the outstanding common stock of the Company; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote or “consents” (as such terms are used in the rules and regulations of the Securities and Exchange Commission) or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof; (c) initiate or support, directly or indirectly, any stockholder proposal with respect to the Company; (d) directly or indirectly make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets or any subsidiary thereof, or of any successor to or person in control of the Company or any of its businesses, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (e) seek or propose to influence or control the Company’s management or policies; (f) seek to negotiate or influence the terms and conditions of employment of employees of the Company or any agreement of collective bargaining with employees of the Company or (g) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with any of the foregoing; provided, however, that the terms of subsections (b), (c), (e) and (f) shall exclude actions taken by the Executive in connection with his fiduciary duties as an officer or director of the Company. Nothing contained herein shall restrict the Executive from making a cash tender offer for all of the outstanding capital stock of the Company after such time as both (i) a third party has commenced, within the meaning of Rule 14d-2 of the Exchange Act, a cash tender offer for the capital stock of the Company at a lower price and (ii) the Company has recommended to its stockholders that they accept such offer. Notwithstanding the foregoing, in the event of a bona fide offer from a third party, the Executive may request that the Company waive the restrictions set forth in this Section 16, which consent to such waiver request shall not be unreasonably withheld.

17. Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company_ and because any breach by the Executive of any of the restrictive covenants contained in Sections 15 and 16 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Sections 15 and 16 and any of their provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Sections 15 and 16. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 or 16 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

18. Survival. The provisions of Sections 8, 15, 16 and 17 shall survive the termination of this Agreement; provided, however, that in the event the Agreement expires at the end of the Term only Section 8 shall survive.

19. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

20. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Radian Group Inc.

1601 Market Street

12th Floor

Philadelphia, PA 19103

Attention: Lead Director

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

If to the Executive, to:

Frank P. Filipps

1601 Market Street

12th Floor

Philadelphia, PA 19103

With a required copy to:

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

Attention: Andrew J. Rudolph, Esquire

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this

Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

22. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Sections 15 and 16, will continue to apply in favor of the successor.

24. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

25. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

26. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RADIAN GROUP INC.

By:	/s/ Herbert Wender

Its:	Lead Director

EXECUTIVE

/s/ Frank P. Filipps

Frank P. Filipps

EXHIBIT A

GENERAL RELEASE

1. I, Frank P. Filipps, for and in consideration of (i) certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of November 11, 2003 (the “Agreement”) with Radian Group lnc. (the “Company”) and (ii) the Company’s execution of a release in my favor, on the date this General Release becomes irrevocable, substantially in the form attached as an Annex hereto, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973. 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit other than under any Company separation or severance plan or programs and provided, further, that this Release shall not apply to any claims I may have as a stockholder of the Company so long as I am not the moving, initiating or lead party.

2. Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on                     , 20     and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby acknowledge that nothing in this Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

6. I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

7. I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Release for a period of seven days following execution by giving written notice to the Company at 1601 Market Street, 12th Floor, Philadelphia, PA 19103, Attention: Lead Director.

8. I hereby further acknowledge that the terms of Sections 15 and 16 of the Agreement shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, I execute the foregoing Release this          day of                     , 20        .

Witness	Frank P. Filipps

ANNEX

GENERAL RELEASE

1. Radian Group Inc. (the “Company”) on its behalf and on behalf of its subsidiaries and affiliates, their officers, directors, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Company”), for and in consideration of Frank Filipps (the “Executive”) executing the general release of claims against the Company dated                      (the “Executive’s Release of the Company”), and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which it ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company to the date of this Release arising from or relating in any way to the Executive’s employment relationship and the termination of his employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between the Company and the Executive, other than the Executive’s Release of the Company and any common law claims now or hereafter recognized and all claims for counsel fees and costs, but in no event shall this release apply to any action attributable to a criminal act or to an action outside the scope of the Executive’s employment.

2. Subject to the limitations of paragraph 1 above, the Company expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. The Company understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3. The Company hereby certifies that it has been advised by counsel in the preparation and review of this Release.

4. This Release shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws provisions.

Intending to be legally bound hereby, Radian Group Inc. executes the foregoing Release this          day of                     , 20    .

By:

Witness